Special Meeting of Shareholders
Principal Funds, Inc. - Disciplined LargeCap Blend Fund
Held October 3, 2011

1. Approval of a Plan of Reorganization providing for the reorganization of the Disciplined LargeCap Blend Fund into the Principal Capital
Appreciation Fund:

 In Favor Opposed Abstain
 10,202,934.252 378,229.446 646,223.035

Special Meeting of Shareholders
Principal Funds, Inc. - International Growth Fund
Held October 3, 2011

1. Approval of a Plan of Reorganization providing for the reorganization of the International Growth Fund into the Diversified International
Fund:

 In Favor Opposed Abstain
 113,781,562.351 1,761,705.481 6,069,974.226